Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2022 First Quarter Results

FOR IMMEDIATE RELEASE: 5/9/2022

Rock Island, IL – May 9,  2022 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three months ended March 31, 2022.

FIRST QUARTER ENDED MARCH 31, 2022 – FINANCIAL RESULTS

Direct premiums written grew by  $4,394,000, or 29.0%, to  $19,566,000 for the first quarter of 2022 from  $15,172,000 for the same period in 2021. The first quarter growth reflects increased rate taken on renewals coupled with new business. Net premiums earned grew by  $3,968,000, or 32.9%,  to  $16,017,000 for the three months ended March 31, 2022,  from  $12,049,000 for the same period in 2021. The increase in net premiums earned is consistent with prior year’s increased premium writings coupled with less earned premium ceded to reinsurers.

Net loss totaled $160,000, or $0.05 per share, for the first quarter of 2022, compared to net earnings of $1,162,000, or $0.38 per share, for the first quarter of 2021. The change in first quarter’s net loss as compared to the same quarter last year was driven primarily from an  increase in unrealized equity losses prompted by increased Treasury yields and widening of corporate bond rate spreads. Book value per share decreased to $21.16 at March 31, 2022, from $22.69 at December 31, 2021, as a result of both the current quarter’s net loss and a significant decrease in comprehensive income driven by a large decline in our fixed security portfolio.

For the first quarter of 2022, the Company ceded to reinsurers  $2,290,000 of earned premiums, compared to  $2,472,000 of earned premiums for the first quarter of 2021.  The slight decrease in the premium cessions reflects lower ceding rates by about 4.5% offset in part by increased direct premiums.

Net investment income increased by  $116,000, or 14.5%,  to  $917,000 for the first quarter of 2022, as compared to  $801,000 for the same period in 2021. Our bond portfolio, which is sensitive to interest rate changes, experienced an increase in interest income received during the first quarter.

Losses and settlement expenses increased by  $2,392,000, or 30.7%, to  $10,195,000 for the first quarter of 2022, from  $7,803,000 for the same period in 2021. The current quarter’s increase in losses is commensurate with growth in earned premium.

Policy acquisition costs and other operating expenses increased by  $1,304,000, or 29.2%, to  $5,772,000 for the first quarter of 2022 from  $4,468,000 for the same period in 2021. Direct commissions, a key component of policy acquisition costs, increased 31.5%  compared to a 28.6% increase in written premiums and reflect a necessary cost of organic growth. These commissions are expensed as premiums are earned and therefore the increase in first quarter’s acquisition costs is consistent with 2022’s earned premium growth. In addition, the Company provided non-executive employees cost of living adjustments in recognition of inflation’s current impact on employees.

Total assets decreased by 0.7% from  $200,002,000 at December 31, 2021,  to  $198,610,000 at March 31, 2022.  Our investment portfolio, which consists of fixed income securities, common stocks,  preferred stock, property held for investment, and other invested assets, decreased by 3.0% from  $140,826,000 at December 31, 2021,  to  $136,572,000 at March 31, 2022.

FIRST QUARTER ENDED MARCH 31, 2022 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 63.7% for the first quarter compared with 64.8% for the same period of 2021.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 36.0% for the first quarter compared to 37.1% for the same period of 2021.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 99.7% for the first quarter compared to 101.8% for the same period of 2021.

MANAGEMENT COMMENTARY

“We are very pleased with generating positive operating results thus far in 2022. The first quarter’s premium writings have set the stage for another exciting year, outpacing a typical first quarter by about 20%. The focus has been on retaining business of existing policyholders and ensuring the Company has adequate renewal rates to support future loss experience.

“Our positive growth in quality insurance policies continues to be instrumental in reducing our loss ratio as demonstrated in the first quarter compared to the same quarter last year. The equity and bond market declines experienced by the insurance industry, outpaced the Company’s first quarter profits. As the markets continue to react to inflationary pressures, we are committed to maintaining investment portfolio diversity and exploring new investment property opportunities.

“The Company’s geographic expansion efforts have gained traction and a selected handful of potential new states are currently undergoing a healthy dose of scrutiny. We are positioned to provide ICC expertise to more policyholders in the coming year,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, as well the distribution and effectiveness of COVID-19 vaccines, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost of $104,466,061 at 3/31/2022 and $102,145,223 at 12/31/2021)	$101,872,420	$105,841,543
Common stocks at fair value	22,795,115	23,608,197
Preferred stocks at fair value	2,858,036	2,780,450
Other invested assets	3,175,674	3,086,568
Property held for investment, at cost, net of accumulated depreciation of $504,718 at 3/31/2022 and $464,713 at 12/31/2021	5,871,484	5,509,114
Cash and cash equivalents	4,580,287	4,606,378
Total investments and cash	141,153,016	145,432,250
Accrued investment income	726,561	659,413
Premiums and reinsurance balances receivable, net of allowances for uncollectible amounts of $100,000 at 3/31/2022 and 12/31/2021	27,410,129	27,199,804
Ceded unearned premiums	948,000	967,022
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for uncollectible amounts of $0 at 3/31/2022 and 12/31/2021	16,088,694	14,521,219
Federal income taxes	631,825	195,694
Deferred policy acquisition costs, net	7,156,770	6,538,844
Property and equipment, at cost, net of accumulated depreciation of $6,302,395 at 3/31/2022 and $6,243,055 at 12/31/2021	3,189,728	3,144,218
Other assets	1,305,288	1,343,504
Total assets	$198,610,011	$200,001,968
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$67,407,376	$61,834,809
Unearned premiums	37,509,068	36,212,266
Reinsurance balances payable	503,656	1,368,294
Corporate debt	18,452,288	18,455,342
Accrued expenses	4,174,785	5,441,611
Income taxes - deferred	—	954,862
Other liabilities	872,609	1,030,870
Total liabilities	128,919,782	125,298,054
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,122,492)	(3,155,399)
Additional paid-in capital	32,989,963	32,965,136
Accumulated other comprehensive earnings, net of tax	(2,049,042)	2,920,027
Retained earnings	44,122,755	44,282,895
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,285,955)	(2,343,745)
Total equity	69,690,229	74,703,914
Total liabilities and equity	$198,610,011	$200,001,968

1Par value $0.01; authorized: 2022 – 10,000,000 shares and 2021 – 10,000,000 shares; issued: 2022 – 3,500,000 shares and 2021 – 3,500,000 shares; outstanding: 2022 –3,293,811 and 2021 –3,291,852 shares

22022  –206,189 shares and 2021  –208,875 shares

32022  –228,595 shares and 2021  –234,374 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2022	2021
Net premiums earned	$16,016,677	$12,048,713
Net investment income	917,081	801,406
Net realized investment gains	207,585	186,709
Net unrealized (losses) gains on equity securities	(1,292,692)	876,316
Other income	159,431	46,716
Consolidated revenues	16,008,082	13,959,860
Losses and settlement expenses	10,195,201	7,802,706
Policy acquisition costs and other operating expenses	5,772,400	4,467,578
Interest expense on debt	61,011	53,702
General corporate expenses	189,415	163,982
Total expenses	16,218,027	12,487,968
(Loss) earnings before income taxes	(209,945)	1,471,892
Total income tax (benefit) expense	(49,805)	309,951
Net (loss) earnings	$(160,140)	$1,161,941

Other comprehensive loss, net of tax	(4,969,069)	(2,226,522)
Comprehensive loss	$(5,129,209)	$(1,064,581)

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(0.05)	$0.38
Diluted:
Diluted net (loss) earnings per share	$(0.05)	$0.38

Weighted average number of common shares outstanding:
Basic	3,060,208	3,034,233
Diluted	3,072,176	3,044,479